Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Second Quarter Results
Declares Quarterly Cash Dividend
Company schedules conference call for August 6, 2009 at 10:00 A.M. Eastern
     DALLAS, TEXAS, August 5, 2009 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and six months ended June 30, 2009. Net loss for the second quarter of 2009 was ($15.3) million, or ($0.33) per share, compared to net income of $18.2 million, or $0.38 per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($14.4) million, or ($0.31) per share, for the second quarter of 2009, compared to net loss of ($59.7) million, or ($1.27) per share, for the same period last year.
     Net income for the six months ended June 30, 2009, was $2.0 million, or $0.04 per share, compared to net loss of ($15.4) million, or ($0.33) per share, for the six months ended June 30, 2008. Excluding special items, Alon recorded net income of $3.0 million, or $0.06 per share, for the six months ended June 30, 2009, compared to net loss of ($84.9) million, or ($1.81) per share, for the same period last year.
     Jeff Morris, Alon’s President and CEO, commented, “We generated cash flow from operating activities of $177.4 million during the second quarter of 2009. This was achieved mainly through $133.6 million of net proceeds from the successful unwind and liquidation of the heating oil crack spread hedge that was put in place at the time of the Krotz Springs refinery acquisition. With the liquidation of the heating oil crack spread hedge, we were able to significantly reduce our Krotz Springs refinery debt by approximately 50%. During the second quarter of 2009, we recognized an overall debt net of cash reduction of $193.2 million.
     “We are very pleased that our asphalt segment generated an asphalt margin on a cash basis of $65.43 per ton for the second quarter of 2009, almost double the margin from the same period last year. We are excited about the potential to expand our blended asphalt business. Also during the second quarter, we put into service a naphtha hydrotreater unit at our California refineries which brings our finished fuels production to over 42%.
     “We are pleased to report we have extended the maturity date of our $240.0 million revolving credit facility with an original maturity date of January 1, 2010 to January 1, 2013.
     “Our second quarter 2009 results reflect the impact of industry wide declines in light product crack spreads and the reduction in the sweet/sour and light/heavy spreads on crude oil, both of which negatively impacted the operating margins at our refineries. Last year, the Big Spring refinery ceased operations on February 18, 2008 due to a fire and restarted in a hydroskimming mode on April 5, 2008. Thus, light product yields at our Big Spring refinery were down significantly for the second quarter of 2008. Additionally, we were reducing throughput at our California refineries in 2008 in an effort to maximize the refining economics of the refinery in response to the escalating cost of crude oil which had a WTI average price of $124.00 per barrel for the second quarter of 2008.”

SECOND QUARTER 2009
     Special items for the second quarter of 2009 included an after-tax loss of ($1.0) million recognized on disposition of assets. Special items for the second quarter of 2008 included after-tax losses of ($5.5) million incurred for costs associated with the Big Spring refinery fire and after-tax gains of $57.2 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire and $26.3 million recognized primarily from the disposition of assets in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, in March 2005 (“HEP transaction”).
     Refinery operating margin at the Big Spring refinery was $5.37 per barrel for the second quarter of 2009 compared to ($7.97) per barrel for the same period in 2008. The Big Spring refinery operated in a hydroskimming mode in the second quarter of 2008 due to the fire, which resulted in lower refinery light product yields. Light product yields were approximately 54% for the second quarter of 2008 and 80% for the second quarter of 2009. Refinery operating margin at the California refineries was $2.47 per barrel for the second quarter of 2009 compared to ($6.23) per barrel for the same period in 2008. This increase primarily resulted from a 52% decrease in WTI prices from an average of $124.00 per barrel in the second quarter of 2008 to an average of $59.54 per barrel in the second quarter of 2009. The Krotz Springs refinery operating margin for the second quarter of 2009 was $5.85 per barrel.
     The combined refineries throughput for the second quarter of 2009 averaged 159,856 barrels per day (“bpd”), consisting of an average of 61,573 bpd at the Big Spring refinery, an average of 39,825 bpd at the California refineries and an average of 58,458 bpd at the Krotz Springs refinery compared to a combined average of 70,244 bpd in the second quarter of 2008, consisting of an average of 32,390 bpd at the Big Spring refinery and an average of 37,854 bpd at the California refineries. The Big Spring refinery had higher throughput in the second quarter of 2009 compared to the second quarter of 2008 primarily due to last year’s fire.
     The average 3/2/1 Gulf Coast crack spread for the second quarter of 2009 was $8.30 per barrel compared to $12.95 per barrel for the same period in 2008. The average 2/1/1 Gulf Coast high sulfur diesel crack spread for the second quarter of 2009 was $6.63 per barrel compared to $14.06 per barrel for the second quarter of 2008. Additionally, the average 3/2/1 West Coast crack spread for the second quarter of 2009 was $14.48 per barrel compared to $23.28 per barrel for the second quarter of 2008.
     Asphalt margins in the second quarter of 2009 increased to $50.97 per ton compared to $35.76 per ton in the second quarter of 2008, primarily due to lower crude oil costs. Impacting the asphalt margin in the second quarter of 2009 was a charge to cost of goods sold of $14.46 per ton primarily due to the sale of winter fill inventories. The average blended asphalt sales price decreased 14.5% from $464.74 per ton in the second quarter of 2008 to $397.35 per ton in the second quarter of 2009 and the average non-blended asphalt sales price decreased 27.8% from $200.88 per ton in the second quarter of 2008 to $145.04 per ton in the second quarter of 2009. The percentage decrease in asphalt sales price for both blended and non-blended asphalt was less than the 52% decrease in WTI prices for the same periods.
YEAR-TO-DATE 2009
     Special items for the first half of 2009 included an after-tax loss of ($1.0) million recognized on disposition of assets. Special items for the first half of 2008 included after-tax losses of ($15.3) million incurred for costs associated with the Big Spring refinery fire and after-tax gains of $57.2 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire and $27.6 million recognized primarily from the disposition of assets in connection with the HEP transaction.
     Refinery operating margin at the Big Spring refinery was $8.83 per barrel for the first half of 2009 compared to ($1.08) per barrel for the same period in 2008. This increase was primarily due to the depressed margins experienced in conjunction with the fire at the Big Spring refinery. The Big Spring refinery shut down operations from February 18, 2008 until April 5, 2008 due to the fire, and operated in a hydroskimming mode in the second quarter of 2008, which resulted in lower refinery light product yields. Light product yields were approximately 81% for the first half of 2009 and 66% for the first half of 2008. Refinery operating margin at the California refineries was $3.99 per barrel for the first half of 2009 compared to ($4.03) per barrel for the same period in 2008. This increase primarily resulted from a 54% decrease in WTI prices from $111.00 per barrel in the first half of 2008 to $51.36 per barrel in the first half of 2009. The Krotz Springs refinery operating margin for the first half of 2009 was $8.91 per barrel.
     The combined refineries throughput for the first half of 2009 averaged 153,411 bpd, consisting of an average of 62,987 bpd at the Big Spring refinery, an average of 34,325 bpd at the California refineries and an average of 56,099 bpd at the Krotz Springs refinery compared to a combined average of 68,462 bpd in the first half of 2008, consisting of an average of 30,830 bpd at the Big Spring refinery and an average of 37,632 bpd at the California refineries. The Big Spring refinery had higher throughput in the first half of 2009 compared to the first half of 2008 primarily due to last year’s fire at the Big Spring refinery.
     The average 3/2/1 Gulf Coast crack spread for the first half of 2009 was $8.97 per barrel compared to $11.19 per barrel for the same period in 2008. The average 2/1/1 Gulf Coast high sulfur diesel crack spread for the first half of 2009 was $8.04 per barrel compared to $11.79 per barrel for the first half of 2008. Additionally, the average 3/2/1 West Coast crack spread for the first half of 2009 was $16.19 per barrel compared to $19.91 per barrel for the first half of 2008.
     Asphalt margins in the first half of 2009 were $15.33 per ton compared to $38.51 per ton in the first half of 2008. Excluding a charge to cost of goods sold of $65.11 per ton in the first half of 2009 due to a build-up of winter fill inventories that will be sold during the upcoming third quarter, asphalt margins for the first half of 2009 would have been $80.44 per ton. The average blended asphalt sales price decreased 15.4% from $437.47 per ton in the first half of 2008 to $369.93 per ton in the first half of 2009 and the average non-blended asphalt sales price decreased 25.6% from $182.26 per ton in the first half of 2008 to $135.54 per ton in the first half of 2009. The percentage decrease in asphalt sales price for both blended and non-blended asphalt was less than the 54% decrease in WTI prices for the same periods.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on September 15, 2009 to stockholders of record at the close of business on August 31, 2009.
CONFERENCE CALL
     The Company has scheduled a conference call for Thursday, August 6, 2009, at 10:00 a.m. Eastern, to discuss the second quarter 2009 results. To access the call, please dial 877-941-6009, or 480-629-9770, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through August 20, 2009, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4106203#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon markets under the FINA branded name to approximately 700 additional locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2008 IS UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in thousands, except		(dollars in thousands, except
	per share data)		per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,106,398	$1,244,671	$1,828,578	$2,265,434
Operating costs and expenses:
Cost of sales	988,318	1,252,392	1,528,048	2,221,389
Direct operating expenses	71,345	40,546	140,209	82,835
Selling, general and administrative expenses (2)	31,581	27,802	63,496	56,656
Net costs associated with fire (3)	—	9,374	—	25,836
Depreciation and amortization (4)	23,561	13,507	45,651	27,252

Total operating costs and expenses	1,114,805	1,343,621	1,777,404	2,413,968

Gain on involuntary conversion of assets (5)	—	96,588	—	96,588
Gain (loss) on disposition of assets (6)	(1,600)	42,935	(1,600)	45,246

Operating income (loss)	(10,007)	40,573	49,574	(6,700)
Interest expense (7)	(21,023)	(10,736)	(49,279)	(21,392)
Equity earnings of investees	8,376	1,292	8,373	1,608
Other income, net	191	373	448	1,118

Income (loss) before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(22,463)	31,502	9,116	(25,366)
Income tax expense (benefit)	(7,549)	11,860	3,446	(9,233)

Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(14,914)	19,642	5,670	(16,133)
Non-controlling interest in income (loss) of subsidiaries	(1,724)	1,415	(641)	(782)
Accumulated dividends on preferred stock of subsidiary	2,150	—	4,300	—

Net income (loss)	$(15,340)	$18,227	$2,011	$(15,351)

Earnings (loss) per share, basic	$(0.33)	$0.39	$0.04	$(0.33)

Weighted average shares outstanding, basic (in thousands)	46,809	46,782	46,807	46,782

Earnings (loss) per share, diluted	$(0.33)	$0.38	$0.04	$(0.33)

Weighted average shares outstanding, diluted (in thousands)	46,809	46,802	46,810	46,782

Cash dividends per share	$0.04	$0.04	$0.08	$0.08

CASH FLOW DATA: (8)
Net cash provided by (used in):
Operating activities	$177,437	$7,548	$296,964	$(42,076)
Investing activities	(29,705)	(67,871)	(44,714)	(51,003)
Financing activities	(122,548)	43,084	(227,227)	38,360
OTHER DATA:
Adjusted net income (9)	$(14,371)	$(59,654)	$2,980	$(84,852)
Earnings (loss) per share, excluding net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets (9)	$(0.31)	$(1.27)	$0.06	$(1.81)
Adjusted EBITDA (10)	23,721	12,810	$105,646	(21,968)
Capital expenditures (11)	18,887	10,342	29,244	19,524
Capital expenditures to rebuild the Big Spring refinery	7,146	160,341	39,281	160,341
Capital expenditures for turnaround and chemical catalyst	2,951	460	10,314	2,069

	June 30,	December 31,
	2009	2008
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$43,477	$18,454
Working capital	52,815	250,384
Total assets	2,272,539	2,413,433
Total debt	834,355	1,103,569
Total equity	540,022	536,867

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (12)	$897,519	$869,559	$1,484,447	$1,641,598
Operating costs and expenses:
Cost of sales	825,935	917,689	1,248,929	1,673,646
Direct operating expenses	61,638	30,668	120,009	61,141
Selling, general and administrative expenses	7,239	3,679	14,566	8,068
Net costs associated with fire (3)	—	9,374	—	25,836
Depreciation and amortization	19,459	9,210	37,496	18,840

Total operating costs and expenses	914,271	970,620	1,421,000	1,787,531

Gain on involuntary conversion of assets (5)	—	96,588	—	96,588
Gain (loss) on disposition of assets (6)	(1,600)	42,935	(1,600)	45,246

Operating income (loss)	$(18,352)	$38,462	$61,847	$(4,099)

KEY OPERATING STATISTICS:
Total sales volume (bpd)	132,286	55,727	127,400	59,717
Per barrel of throughput:
Refinery operating margin — Big Spring (13)	$5.37	$(7.97)	$8.83	$(1.08)
Refinery operating margin — CA Refineries (13)	2.47	(6.23)	3.99	(4.03)
Refinery operating margin — Krotz Springs (13)	5.85	N/A	8.91	N/A
Refinery direct operating expense — Big Spring (14)	4.70	3.98	4.14	4.91
Refinery direct operating expense — CA Refineries (14)	3.80	5.50	4.65	4.91
Refinery direct operating expense — Krotz Springs (14)	4.04	N/A	4.32	N/A
Capital expenditures	16,925	9,921	26,323	17,624
Capital expenditures to rebuild the Big Spring refinery	7,146	160,341	39,281	160,341
Capital expenditures for turnaround and chemical catalyst	2,951	460	10,314	2,069

PRICING STATISTICS:
WTI crude oil (per barrel)	$59.54	$124.00	$51.36	$111.00
WTS crude oil (per barrel)	58.15	119.38	50.20	106.35
MAYA crude oil (per barrel)	53.89	103.08	46.28	92.11
Crack spreads (3/2/1) (per barrel):
Gulf Coast (15)	$8.30	$12.95	$8.97	$11.19
Group III (15)	9.34	13.80	9.53	11.95
West Coast (15)	14.48	23.28	16.19	19.91
Crack spreads (6/1/2/3) (per barrel):
West Coast (15)	$2.59	$(1.69)	$4.39	$(1.28)
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (15)	$6.63	$14.06	$8.04	$11.79
Crude oil differentials (per barrel):
WTI less WTS (16)	$1.39	$4.62	$1.16	$4.65
WTI less MAYA (16)	5.65	20.92	5.08	18.89
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.638	$3.067	$1.429	$2.749
Gulf Coast ultra low-sulfur diesel	1.569	3.648	1.451	3.229
Group III unleaded gasoline	1.674	3.100	1.454	2.774
Group III ultra low-sulfur diesel	1.571	3.644	1.441	3.233
West Coast LA CARBOB (unleaded gasoline)	1.841	3.427	1.674	3.059
West Coast LA ultra low-sulfur diesel	1.606	3.665	1.478	3.232
Natural gas (per MMBTU)	3.81	11.47	4.13	10.14

THROUGHPUT AND YIELD DATA:
BIG SPRING

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	50,771	82.5	27,126	83.7	53,099	84.3	26,080	84.6
Sweet crude	7,768	12.6	4,427	13.7	7,815	12.4	3,402	11.0
Blendstocks	3,034	4.9	837	2.6	2,073	3.3	1,348	4.4

Total refinery throughput (17)	61,573	100.0	32,390	100.0	62,987	100.0	30,830	100.0

Refinery production:
Gasoline	26,333	43.0	8,981	28.5	27,294	43.4	11,478	37.8
Diesel/jet	19,571	32.0	7,876	24.9	20,648	32.8	7,758	25.6
Asphalt	6,444	10.5	5,976	18.9	5,840	9.3	4,537	14.9
Petrochemicals	3,281	5.4	344	1.1	3,154	5.0	873	2.9
Other	5,595	9.1	8,394	26.6	5,946	9.5	5,720	18.8

Total refinery production (18)	61,224	100.0	31,571	100.0	62,882	100.0	30,366	100.0

Refinery utilization (19)		83.6%		45.1%		87.0%		43.0%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	20,150	50.6	11,837	31.3	16,209	47.2	11,269	29.9
Heavy crude	19,315	48.5	25,540	67.4	17,914	52.2	25,545	67.9
Blendstocks	360	0.9	477	1.3	202	0.6	818	2.2

Total refinery throughput (17)	39,825	100.0	37,854	100.0	34,325	100.0	37,632	100.0

Refinery production:
Gasoline	6,587	17.0	5,088	13.9	4,936	14.7	5,296	14.6
Diesel/jet	9,086	23.4	8,793	23.9	7,658	22.8	8,708	23.9
Asphalt	11,450	29.5	9,534	26.0	10,100	30.1	9,966	27.4
Light unfinished	99	0.3	—	0.0	999	3.0	—	0.0
Heavy unfinished	10,868	28.0	13,050	35.5	9,340	27.8	12,166	33.5
Other	697	1.8	271	0.7	534	1.6	234	0.6

Total refinery production (18)	38,787	100.0	36,736	100.0	33,567	100.0	36,370	100.0

Refinery utilization (19)		54.4%		51.6%		56.1%		50.8%
THROUGHPUT AND YIELD DATA:
KROTZ SPRINGS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009		2009
	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	28,065	48.0	27,746	49.5
Heavy sweet crude	26,362	45.1	23,240	41.4
Blendstocks	4,031	6.9	5,113	9.1

Total refinery throughput (17)	58,458	100.0	56,099	100.0

Refinery production:
Gasoline	27,962	47.1	26,215	46.0
Diesel/jet	24,514	41.3	24,491	42.9
Heavy oils	1,358	2.3	1,124	2.0
Other	5,521	9.3	5,205	9.1

Total refinery production (18)	59,355	100.0	57,035	100.0

Refinery utilization (19)		65.5%		61.4%

ASPHALT SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$125,480	$177,277	$176,240	$281,217
Operating costs and expenses:
Cost of sales (20)	107,897	163,474	168,130	255,609
Direct operating expenses	9,707	9,878	20,200	21,694
Selling, general and administrative expenses	1,050	736	2,204	2,122
Depreciation and amortization	542	536	1,080	1,068

Total operating costs and expenses	119,196	174,624	191,614	280,493

Gain (loss) on disposition of assets	—	—	—	—

Operating income (loss)	$6,284	$2,653	$(15,374)	$724

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (21)	299	378	446	627
Non-blended asphalt sales volume (tons in thousands) (22)	46	8	83	38
Blended asphalt sales price per ton (21)	$397.35	$464.74	$369.93	$437.47
Non-blended asphalt sales price per ton (22)	145.04	200.88	135.54	182.26
Asphalt margin per ton (23)	50.97	35.76	15.33	38.51
Capital expenditures	$414	$62	$576	$275
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$206,461	$377,272	$373,931	$686,526
Operating costs and expenses:
Cost of sales (20)	177,548	350,666	317,029	636,041
Selling, general and administrative expenses	23,102	23,236	46,346	46,164
Depreciation and amortization	3,412	3,538	6,780	6,898

Total operating costs and expenses	204,062	377,440	370,155	689,103

Gain (loss) on disposition of assets	—	—	—	—

Operating income (loss)	$2,399	$(168)	$3,776	$(2,577)

KEY OPERATING STATISTICS:
Integrated branded fuel sales (thousands of gallons) (24)	66,617	54,931	130,263	109,089
Integrated branded fuel margin (cents per gallon) (24)	5.4	2.0	5.6	1.9
Non-Integrated branded fuel sales (thousands of gallons) (24)	3,241	37,182	6,387	75,451
Non-Integrated branded fuel margin (cents per gallon) (24)	2.2	(2.1)	4.7	(1.1)

Number of stores (end of period)	306	306	306	306
Retail fuel sales (thousands of gallons)	30,198	24,414	58,381	49,285
Retail fuel sales (thousands of gallons per site per month)	33	27	32	27
Retail fuel margin (cents per gallon) (25)	12.5	19.2	14.1	18.8
Retail fuel sales price (dollars per gallon) (26)	$2.26	$3.77	$2.08	$3.43
Merchandise sales	$70,650	$68,314	$133,262	$128,552
Merchandise sales (per site per month)	76	74	73	70
Merchandise margin (27)	30.2%	31.5%	30.7%	31.5%
Capital expenditures	$894	$40	$1,113	$1,167

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $11,770 and $9,319 for the three months ended June 30, 2009 and 2008, respectively, and $22,814 and $18,973 for the six months ended June 30, 2009 and 2008, respectively. Net sales also includes royalty and related net credit card fees of $262 and $51 for the three months ended June 30, 2009 and 2008, respectively, and $351 and $127 for the six months ended June 30, 2009 and 2008, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $190 and $151 for the three months ended June 30, 2009 and 2008, respectively, and $380 and $302 for the six months ended June 30, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(3)	Net costs associated with fire for the three and six months ended June 30, 2008, respectively, includes $8,374 and $20,046 of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $1,000 and $5,000 for the three and six months ended June 30, 2008, respectively, for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $790 for the six months ended June 30, 2008.

(4)	Includes corporate depreciation and amortization of $148 and $223 for the three months ended June 30, 2009 and 2008, respectively, and $295 and $446 for the six months ended June 30, 2009 and 2008, respectively, which are not allocated to our three operating segments. Also included for the three and six months ended June 30, 2009 is additional depreciation attributable to the depreciation on the assets acquired in the Krotz Springs refinery acquisition in July 2008 and capital expenditures placed in service in September 2008 from the rebuild of the Big Spring refinery.

(5)	Based upon the receipt of insurance proceeds of $150,000 through June 30, 2008, an involuntary gain on conversion of assets was recorded of $96,588 for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $28,082 incurred through June 30, 2008.

(6)	Gain on disposition of assets reported in the three and six months ended June 30, 2008 includes the recognition of deferred gain recorded primarily in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP,(“HEP”), in March 2005 (“HEP transaction”). A gain of $42,935 in the first half of 2008 represented all the recognition of the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP.

(7)	Interest expense of $49,279 for the six months ended June 30, 2009 includes $5,715 related to the liquidation of the heating oil hedge. The remaining increase compared to interest expense for the six months ended June 30, 2008 of $21,392 is primarily due to interest on borrowings and letter of credit fees related to the Krotz Springs refinery acquisition.

(8)	Cash provided by operating activities for the three months ended June 30, 2009 includes cash from the liquidation proceeds from the heating oil crack spread hedge of $133,581 and cash provided by operating activities for the first half of 2009 includes cash from the liquidation proceeds from the heating oil crack spread hedge of $133,581 and proceeds from the receipt of income tax receivables of $112,952. Cash used in financing activities for the three months ended June 30, 2009 includes repayments on long-term debt and revolving credit facilities of $117,988 sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and cash used in financing activities for the first half of 2009 includes repayments on long-term debt and revolving credit facilities of $219,214 sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and proceeds from the receipt of income tax receivables.

(9)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding the after-tax loss on net costs associated with fire, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in thousands, except earnings per share)
Net income (loss)	$(15,340)	$18,227	$2,011	$(15,351)
Plus: Net costs associated with fire, net of tax	—	5,541	—	15,290
Plus: Loss on disposition of assets, net of tax	969	—	969	—
Less: Gain on involuntary conversion of assets, net of tax	—	(57,163)	—	(57,163)
Less: Gain on disposition of assets, net of tax	—	(26,259)	—	(27,628)

Adjusted net income (loss)	$(14,371)	$(59,654)	$2,980	$(84,852)

Weighted average shares outstanding (in thousands)	46,809	46,782	46,807	46,782

Earnings (loss) per share, excluding net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain (loss) on disposition of assets	$(0.31)	$(1.27)	$0.06	$(1.81)

(10)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2009 and 2008, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(dollars in thousands)
Net income (loss)	$(15,340)	$18,227	$2,011	$(15,351)
Non-controlling interest in income of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	426	1,415	3,659	(782)
Income tax expense (benefit)	(7,549)	11,860	3,446	(9,233)
Interest expense	21,023	10,736	49,279	21,392
Depreciation and amortization	23,561	13,507	45,651	27,252
(Gain) loss on disposition of assets	1,600	(42,935)	1,600	(45,246)

Adjusted EBITDA	$23,721	$12,810	$105,646	$(21,968)

Adjusted EBITDA for the three and six months ended June 30, 2008 includes a gain on the involuntary conversion of assets of $96,588 representing the insurance proceeds received with respect to property damage resulting from the Big Spring refinery fire in excess of the net book value of assets impaired of $25,330 and the demolition and repair expenses of $28,082 incurred through June 30, 2008. Adjusted EBITDA also includes net costs associated with fire at the Big Spring refinery of $9,374 and $25,836 for the three and six months ended June 30, 2008, respectively.

(11)	Includes corporate capital expenditures of $654 and $319 for the three months ended June 30, 2009 and 2008, respectively, and $1,232 and $458 for the six months ended June 30, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(12)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(13)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses and inventories adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging losses of ($868) for the Big Spring refinery for the three and six months ended June 30, 2009. There were unrealized hedging losses of ($75) and gains of $58 for the California refineries for the three and six months ended June 30, 2009, respectively, and unrealized hedging losses of ($3,186) and gains of $1,602 for the California refineries for the three and six months ended June 30, 2008, respectively. There were unrealized hedging gains of $2,373 and $20,399 for the Krotz Springs refinery for the three and six months ended June 30, 2009. Additionally, realized gains related to the unwind of the heating oil crack spread hedge of $133,581 were excluded from the Krotz Springs refinery margin for the three and six months ended June 30, 2009.

(14)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(15)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and No. 2 diesel and the market value of WTI crude oil.

(16)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(17)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(18)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery. Light product yields decreased at the Big Spring refinery for the three and six months ended June 30, 2008 due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(19)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery for the three and six months ended June 30, 2008 is due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(20)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(21)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(22)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(23)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(24)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery. Due to the fire on February 18, 2008 at the Big Spring refinery, more fuel was obtained from third-party suppliers during the three and six months ended June 30, 2008. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(25)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(26)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(27)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.